Exhibit 99.1

ASX Announcement

27 November 2025

Stanwell Financial Support Transaction Agreed

Coronado Global Resources Inc. (the “Company” ASX: CRN) is pleased to advise that it has now completed and executed definitive documentation for its previously announced Financial Support Transaction with Stanwell Corporation Ltd dated 28 October 2025.

In completing long form documentation, there have been no material changes to the key terms disclosed in the ASX announcement dated 28 October 2025 and the Form 10-Q lodged with the ASX on 11 November 2025.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information, please contact:

Investors Chantelle Essa Investor Relations P: +61 477 949 261 E: cessa@coronadoglobal.com E: investors@coronadoglobal.com	Media Helen McCombie Sodali & Co P: +61 411 756 248 E: helen.mccombie@sodali.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 19 February 2025, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Coronado Global Resources Inc. ARBN: 628 199 468	Level 33, Central Plaza One, 345 Queen Street Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402 www.coronadoglobal.com